UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 18, 2020

POWER REIT

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

001-36312

(Commission File Number)

45-3116572

(IRS Employer Identification No.)

301 Winding Road

Old Bethpage, NY 11804

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (212) 750-0371

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Shares	PW	NYSE (American)

7.75% Series A Cumulative Redeemable Perpetual Preferred Stock, Liquidation Preference $25 per Share	PW.A	NYSE (American)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On September 17, 2020, Power REIT (“Power REIT” or the “Trust”), through a wholly owned subsidiary of the Trust (“PropCo”), in connection with the acquisition of a 3.0 acre property located in York County, Maine (the “505 Property”), entered into a triple-net lease (the “Lease”) with Sweet Dirt (the “Tenant”). The Lease provides that Tenant is responsible for paying all expenses related to the Property, including maintenance expenses, insurance and taxes. The Lease requires the Tenant to maintain a medical cannabis license and operate in accordance with all Maine regulations with respect to its operations.

As part of the agreement, the Trust agreed to fund the construction of an approximately 9,900 square feet of processing building and the renovation of an existing 2,738 square foot building on the Property for $1.56 million.

The Lease is structured whereby after a nine month period, the additional rental payments provide PropCo with a full return of its original invested capital over the next three years and thereafter, provide a 13.2% return increasing 3% rate per annum.

In addition, on August 25, 2020, Power REIT has entered into an agreement for expansion of a property located in Southern Colorado (“Sherman 6”) owned by a wholly owned subsidiary of the Trust (“Sherman 6 PropCo”) and leased to Green Street LLC (“Tenant”) pursuant to a lease (the “Lease”).

The expansion consists of approximately 2,520 square feet of additional greenhouse/headhouse space. The Tenant is responsible for implementing the expansion and Sherman 6 PropCo will fund the cost of such expansion up to a total of $151,301, with any additional amounts funded by Tenant. Once completed, Power REIT’s total investment in Sherman 6 will be $1,995,101.

As part of the agreement, Sherman 6 PropCo and Tenant have amended the Lease whereby after a nine month period, the additional rental payments provide Sherman 6 PropCo with a full return of its original invested capital over the next three years and thereafter, provide a 12.9% return increasing 3% rate per annum.

The foregoing descriptions of the leases do not purport to be complete and are qualified in its entirety by reference to the complete text of the Leases, copies of which are attached hereto as Exhibit 10.1 and 10.2 and are incorporated into this Current Report on Form 8-K by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 18, 2020, the Trust, through PropCo, completed the acquisition of the 505 Property which is a 3.0 acre Property in York, Maine for $400,000. The Property is adjacent to a property (the “495 Property) acquired by PropCo on May 15, 2020 that is leased to the Tenant. PropCo exercised its option it received at the time of the acquisition of the 495 Property to purchase the 505 Property. Power REIT’s total investment in the 505 Property at the completion of funding will be approximately $1.96 million.

Item 7.01 Regulation FD Disclosure.

On September 18, 2020, the Trust issued a press release regarding the acquisition and expansion of the properties. A copy of the press release is attached hereto as Exhibit 99.1. The information contained in Item 7.01 of this report, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Trust, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description of Exhibit

10.1	Lease Amendment related to Sweet Dirt

10.2	Lease Amendment related to Sherman 6

99.1	Power REIT Press Release issued on September 18, 2020

Forward-Looking Statements

Some of the information in this press release contains forward-looking statements and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “target,” or similar expressions, are intended to identify such forward-looking statements. Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2018, which was filed with the U.S. Securities and Exchange Commission (“SEC”), as well as in other reports that we file with the SEC.

Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this press release. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER REIT

Date: September 18, 2020	By	/s/ David H. Lesser
David H. Lesser
Chairman of the Board and Chief Executive Officer